Exhibit 10.6

Loan No. Rl0487S01B

STATUSED REVOLVING CREDIT SUPPLEMENT

THIS SUPPLEMENT to the Master Loan Agreement dated August 31, 2001 (the “MLA”), is entered into as of March 24, 2009, between FARM CREDIT SERVICES OF MID-AMERICA, PCA (‘‘Farm Credit”) and GREEN PLAINS OBION LLC, Rives, Tennessee (formerly known as ETHANOL GRAIN PROCESSORS, LLC, Rives, Tennessee) (the “Company”), and Amends and restates the Supplement dated August 31, 2007, and numbered Rl0487S01A.

SECTION 1. The Revolving Credit Facility. On the terms and conditions set forth in the MLA and this Supplement, Farm Credit agrees to make loans to the Company during the period set forth below in an aggregate principal amount not to exceed, at anyone time outstanding, the lesser of $2,600.000.00 (the “Commitment”), or the “Borrowing Base” (as calculated pursuant to the Borrowing Base Report attached hereto as Exhibit A). Within the limits of the Commitment, the Company may borrow, repay and reborrow. No advance shall be made until evidence has been provided to the Agent (as that term is defined in the MLA) as required in Section 7(A)(vi) of the MLA that all requisite equity funds have been received by the Company and that such funds shall have been utilized for the construction of the Improvements (as defined herein).

SECTION 2. Purpose. The purpose of the Commitment is to finance eligible inventory and receivables.

SECTION 3. Term. The term of the Commitment shall be from the date hereof, up to and including October 1, 2009, or such later date as Agent may, in its sale discretion authorize in writing.

SECTION 4. Interest. The Company agrees to pay interest on the unpaid balance of the loans in accordance with one or more of the following interest rate options, as selected by the Company:

(A)

Agent Base Rate. At a rate per annum equal at all times to the rate of interest established by Agent from time to time as its Agent Base Rate, which Rate is intended by Agent to be a reference rate and not its lowest rate plus the Pricing Adjustment set forth in Section 4(D) below. The Agent Base Rate will change on the date established by Agent as the effective date of any change therein and Agent agrees to notify the Company of any such change.

(B)

Quoted Rate. At a fixed rate per annum to be quoted by Agent in its sole discretion in each instance. Under this option, rates may be fixed on such balances and for such periods, as may be agreeable to Agent in its sole discretion in each instance, provided that: (1) the minimum fixed period shall be 180 days; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; and (3) the maximum number of fixes in place at any one time shall be 10.

(C)

LIBOR. At a fixed rate per annum equal to “LIBOR” (as hereinafter defined) plus the Pricing Adjustment set forth in Section 4(D) below. Under this option: (1) rates may be fixed for “Interest Periods” (as hereinafter defined) of 1, 2, 3, 6, 9 or 12 months as selected by the Company; (2) amounts may be fixed in increments of $500,000.00 or multiples thereof; (3) the maximum number of fixes in place at any one time shall be 10; and (4) rates may only be fixed on a “Banking Day” (as hereinafter defined) on 3 Banking Days’ prior written notice. For purposes hereof: (a) “LIBOR’ shall mean the rate (rounded upward to the nearest sixteenth and adjusted for reserves required on “Eurocurrency Liabilities” (as hereinafter defined) for banks subject to “FRB Regulation D” (as herein defined) or required by any other federal law or regulation) quoted by the British Bankers Association (the “BBA”) at 11:00 a.m. London time 2 Banking Days before the commencement of the Interest Period for the offering of U.S. dollar deposits in the London interbank market for the Interest Period designated by the Company; as published by Bloomberg or another major information vendor listed on BBA’s official website; (b) “Banking Day” shall mean a day on which Agent is open for business, dealings in U.S. dollar deposits are being carried out in the London interbank market, and banks are open for business in New York City and London, England; (c) “Interest Period” shall mean a period commencing on the date this option is to take effect and ending on the numerically corresponding day in the next calendar month or the month that is 2, 3, 6, 9 or 12 months thereafter, as the case may be; provided, however, that: (i) in the event such ending day is not a Banking Day, such period shall be extended to the next Banking Day unless such next Banking Day falls in the next calendar month, in which case it shall end on the preceding Banking Day; and (ii) if there is no numerically corresponding day in the month, then such period shall end on the last Banking Day in the relevant month; (d) “Eurocurrency Liabilities” shall have meaning as set forth in “FRB Regulation D”; and (e) “FRB Regulation D” shall mean Regulation D as promulgated by the Board of Governors of the Federal Reserve System, 12 CFR Part 204) as amended.

Statused Revolving Credit Supplement RI0487S01B

Green Plains Obion LLC

Omaha, Nebraska

(D)

Pricing Adjustment. The interest rate spread parameters set forth in Subsections (A) and (C) above shall be decreased in accordance with the following schedule upon full payment of $18.000,000.00 in Free Cash Flow Payments (as defined in Section 6 of Construction and Term Loan Supplement numbered RI0487T0lB hereof):

Pricing Type	Initial Spread	Spread After Completion of $18,000,000.00 of Free Cash Flow Payments
Agent Base Rate	+100 Basis Points	+75 Basis Points
LIBOR	+390 Basis Points	+365 Basis Points

The applicable interest rate adjustment shall (i) become effective 30 calendar days after completion of $18,000,000.00 in Free Cash Flow Payments; and (ii) shall be effective on a prospective basis only and shall not affect existing fixed rate pricing.

The Company shall select the applicable rate option at the time it requests a loan hereunder and may, subject to the limitations set forth above, elect to convert balances bearing interest at the variable rate option to one of the fixed rate options. Upon the expiration of any fixed rate period, interest shall automatically accrue at the variable rate option unless the amount fixed is repaid or fixed for an additional period in accordance with the terms hereof. Notwithstanding the foregoing, rates may not be fixed in such a manner as to cause the Company to have to break any fixed rate balance in order to pay any installment of principal. All elections provided for herein shall be made electronically (if applicable), telephonically or in writing and must be received by Agent not later than 12:00 Noon Company’s local time in order to be considered to have been received on that day; provided, however, that in the case of LIBOR rate loans, all such elections must be confirmed in writing upon Agent’s request. Interest shall be calculated on the actual number of days each loan is outstanding on the basis of a year consisting of 360 days and shall be payable monthly in arrears by the 20th day of the following month or on such other day in such month as Agent shall require in a written notice to the Company; provided, however, in the event the Company elects to fix all or a portion of the indebtedness outstanding under the LIBOR interest rate option above, at Agent’s option upon written notice to the Company, interest shall be payable at the maturity of the Interest Period and if the LIBOR interest rate fix is for a period longer than 3 months, interest on that portion of the indebtedness outstanding shall be payable quarterly in arrears on each three-month anniversary of the commencement date of such Interest Period, and at maturity.

SECTION 5. Promissory Note. The Company promises to repay the unpaid principal balance of the loans on the last day of the term of the Commitment. In addition to the above, the Company promises to pay interest on the unpaid principal balance of the loans at the times and in accordance with the provisions set forth in Section 4 hereof. This note replaces and supersedes, but does not constitute payment of the indebtedness evidenced by, the promissory note set forth in the Supplement being amended and restated hereby.

SECTION 6. Borrowing Base Reports, Etc. The Company agrees to furnish a Borrowing Base Report to Agent at such times or intervals as Agent may from time to time request. Until receipt of such a request, the Company agrees to furnish a Borrowing Base Report to Agent within 30 days after each month end calculating the Borrowing Base as of the last day of the month for which the Report is being furnished. However, if no balance is outstanding hereunder on the last day of such month, then no Report need be furnished. Regardless of the frequency of the reporting, if at any time the amount outstanding under the Commitment exceeds the Borrowing Base, the Company shall immediately notify Agent and repay so much of the loans as is necessary to reduce the amount outstanding under the Commitment to the limits of the Borrowing Base.

SECTION 7. Letters of Credit. If agreeable to Agent in its sole discretion in each instance, in addition to loans, the Company may utilize the Commitment to open irrevocable letters of credit for its account. Each letter of credit will be issued within a reasonable period of time after receipt of a duly completed and executed copy of Agent’s then current form of application or, if applicable, in accordance with the terms of any CoTrade Agreement between the parties, and shall reduce the amount available under the Commitment by the maximum amount capable of being drawn thereunder. Any draw under any letter of credit issued hereunder shall be deemed an advance under the Commitment. Each letter of credit must be in form and content acceptable to Agent and must expire no later than the maturity date of the loans. Notwithstanding the foregoing or any other provision hereof, the maximum amount capable of being drawn under each letter of credit must be statused against the Borrowing Base in the same manner as if it were a loan, and in the event that (after repaying all loans) the maximum amount capable of being drawn under the letters of credit exceeds the Borrowing Base, then the Company shall immediately notify Agent and pay to Agent (to be held as cash collateral) an amount equal to such excess.

SECTION 8. Commitment Fee. In consideration of the Commitment, the Company agrees to pay to Agent a commitment fee on the average dally unused portion of the Commitment at the rate of 0.40% per annum (calculated on a 360 day basis), payable monthly in arrears by the 20th day following each month. Such fee shall be payable for each month (or portion thereof) occurring during the original or any extended term of the Commitment. For purposes of calculating the commitment fee only, the “Commitment” shall mean the dollar amount specified in Section 1 hereof, irrespective of the Borrowing Base.

IN WITNESS WHEREOF, the parties have caused this Supplement to be executed by their duly authorized officers as of the date shown above.

FARM CREDIT SERVICES OF MID-		GREEN PLAINS OBION LLC
AMERICA, FLCA

By:	/s/ Ralph M. Bowman	By:	/s/ Jerry L. Peters

Title:	Vice President	Title:	CFO & Secretary

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